UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2016

INTERSIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Murphy Ranch Road
Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 432-8888

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)Amendments to Restricted Stock Unit Awards for Named Executive Officers

On December 19, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Intersil Corporation (the “Company”) considered the potential adverse tax consequences to the Company and to executive officers under U.S. Internal Revenue Code Sections 280G, 409A, and 4999 resulting from the treatment of outstanding restricted stock unit awards held by these executive officers in the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of September 12, 2016, between the Company and Renesas Electronics Corporation, a Japanese corporation (the “Merger Agreement”).  To minimize these potential adverse tax consequences, the Committee approved the following amendments to the outstanding restricted stock unit awards held by Necip Sayiner, the Company’s President and Chief Executive Officer (the “CEO”); Richard Crowley, the Company’s Senior Vice President, Chief Financial Officer and Treasurer (the “CFO”); and Roger Wendelken, the Company’s Senior Vice President, Worldwide Sales (the “SVP”), as set forth below.  The CEO, the CFO, and the SVP are each “named executive officers” of the Company.

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For each of Messrs. Sayiner, Crowley, and Wendelken, the Committee approved an amendment to accelerate the vesting date of the portion of each outstanding restricted stock unit award that would otherwise become vested in 2017 based solely on each officer’s continued service through the applicable vesting date in 2017 (each, a “2017 RSU”) to December 20, 2016.  As a result of the amendment, 194,795; 49,715; and 44,649 2017 RSUs held by Messrs. Sayiner, Crowley, and Wendelken, respectively, will become vested on December 20, 2016 rather than upon the earlier of the closing date (the “Closing Date”) of the Merger and the original time-based vesting date in 2017.  To maintain the retention incentive of these accelerated shares, the Committee further amended the awards so that the CEO, the CFO, and the SVP are prohibited from selling or otherwise disposing of the shares of Company common stock delivered in settlement of these accelerated 2017 RSUs until the earlier of (1) the original vesting date in 2017, and (2) the Closing Date, except as necessary to pay for the officer’s share of the applicable income and employment taxes due in connection with such acceleration.

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For Messrs. Crowley and Wendelken, the Committee also approved an amendment to convert a portion of Messrs. Crowley’s and Wendelken’s performance-based restricted stock unit award for which the performance period (and service-based vesting period) ends on April 1, 2017 (the “2017 MSU”) into a restricted stock award subject to the same performance and service vesting conditions.  The 2017 MSU will be split into two awards:  (1) a performance-based restricted stock award (the “PSA”) covering 56,730 shares of unvested Company common stock, for each of Mr. Crowley and Mr. Wendelken, which number represents the number of shares anticipated to be earned under 2017 MSU, assuming achievement at 183% of target levels of performance, and (2) a performance-based restricted stock unit award (the “PSU”) covering 5,270 restricted stock units, for each of Mr. Crowley and Mr. Wendelken, which number represents the remaining number of restricted stock units subject to the 2017 MSU. In consideration of this conversion, and to help minimize adverse tax consequences to Messrs. Crowley and Wendelken, each will file an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), within thirty (30) days, and timely pay, in cash, the applicable income and employment taxes associated with such Code Section 83(b) election.  The PSA and PSU will be subject to the same terms and conditions as the 2017 MSU, including satisfaction of the performance-based and service-based vesting conditions.

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For Mr. Crowley and each other Company employee holding a “Retirement-Eligible RSU” (as defined below), the Committee approved an amendment to accelerate the vesting, but not the settlement or payment, of each outstanding restricted stock unit (or portion thereof) that would otherwise be an “Accelerated RSU” (as defined in the Merger Agreement) but for the fact that the restricted stock unit provides for continued vesting upon an eligible retirement or is otherwise subject to deferred settlement (each, a “Retirement-Eligible RSU”).  Under the Merger Agreement, Accelerated RSUs become fully vested and payable on the Closing Date.  Mr. Crowley, and each other holder of Retirement-Eligible RSUs, must remain in continued service with the Company through the Closing Date.  Payments in respect of Retirement-Eligible RSUs that become vested on the Closing Date will be made on the original dates for vesting and settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERSIL CORPORATION

Date:	December 23, 2016	By:	/s/ Andrew S. Hughes
		Name:	Andrew S. Hughes
		Title:	Vice President, General Counsel and Secretary